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                                                                   EXHIBIT 10.48

                                  November 10, 1998




Mr. Gerard A. Wills
Molecular Biosystems, Inc.
10070 Barnes Canyon Road
San Diego, California  92121

          RE:  TERMS OF SEPARATION FROM MBI

Dear Jerry:

     In accordance with our recent discussions, this letter agreement ("Agreement") will set forth the terms of our agreement regarding your departure from MBI in conjunction with the Company reorganization.

     1. DESCRIPTION. Both parties shall regard your departure as a necessary reduction in force related to the present Company restructuring.

     2. TIMING. Your separation shall be effective as of the end of the day, December 31, 1998 ("Separation Date"). You will be paid all accrued and unpaid salary through the Separation Date. During the time between November 10, 1998 and December 31, 1998, you will be considered a regular, full-time employee, and will be expected to work at least thirty (30) hours per week in order for your normal benefit coverage to continue.

     3. EFFECTIVE DATE. This Agreement shall become effective on the eighth day following your execution of this Agreement, unless you have revoked acceptance during the seven days prior thereto. [SEE Paragraph 13(b)]. Regardless of when this takes place, this Agreement shall be deemed to have been in effect retroactive to November 13, 1998. This Agreement shall not become effective unless executed by you and MBI.

     4.   RETENTION BONUS.   In consideration of your cooperation and assistance
          in MBI's recent restructuring, you will be provided with a one-time, lump sum retention bonus of fifty thousand dollars ($50,000) payable on November 10, 1998. At your request, MBI will withhold payroll taxes at the customary rate utilized for lump-sum bonus payments to employees, unless you choose higher withholding rates.

     5. SEPARATION PAYMENTS. In consideration of your undertakings in this Agreement, MBI shall provide you with severance benefits equivalent to approximately ten and one-half (10.5) month's current salary ($155,692.31). This amount shall be paid to you in a lump sum on January 4, 1999. In addition, you will be paid your normal payroll checks on November 27, December 11 and December 25, 1998. Taxes and other appropriate deductions will be withheld; however, contributions to your 401(k), health care reimbursement account, or any other benefit deductions will not be allowed. Any questions concerning the scope of your severance package should be directed to the Human Resources Department.

     6. WELFARE AND OTHER BENEFITS. Regular medical, dental, vision, as well as basic and optional life and accidental death and dismemberment insurance will continue through December 31, 1998. Long-term disability coverage will continue through your last day worked. In addition:

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Mr. Gerard A. Wills
November 10, 1998
Page 2


          (a) Medical, dental and vision insurance under MBI's policies for you and currently insured dependents will be extended through COBRA from January 1, 1999, through November 30, 1999, at MBI's expense (unless you obtain other coverage prior to that time, in which event you must notify MBI). Thereafter, you may elect to continue COBRA coverage at your expense for an additional seven
               (7) months.  (Maximum COBRA coverage is eighteen (18) months.)

          (b) You will be provided with the information needed to request the option of converting the group life insurance and/or accidental death and dismemberment insurance coverage to an individual policy. You will work directly with CIGNA should you elect this option. You will need to exercise this option within thirty-one
               (31) days of the benefits termination date, December 31, 1998.

          (c) You will be provided with the information needed to request the option of converting the Long-Term Disability (LTD) insurance coverage to an individual policy. You should work directly with UNUM should you elect this option. You would need to exercise this option within thirty-one (31) days of the Separation Date.

          (d) Depending upon the amount of your 401(k) plan balance, you may either elect to remain in the plan with no further deposits (balance greater than $5,000), or elect a distribution of your funds (balance less than $5,000). You will notify CIGNA within thirty (30) days of the Separation Date as to how and to whom your funds should be distributed. Information on how to initiate your desired option will be provided by Human Resources.

          (e) If you are a participant in the health care reimbursement plan, your will have until March 31, 1999 to request reimbursement for charges incurred through the Separation Date. Any such request should be made directly to UNUM.

          (f) You will be paid for all earned and unused vacation hours on January 4, 1999. You will not accrue any additional vacation following the Separation Date.

          (g) MBI will repurchase from you one thousand eight hundred and twenty eight (1828) shares of restricted MBI stock at the price of eight dollars and seventy-five cents ($8.75) per share. This repurchase amount ($15,995.00) will be paid to you on November 10, 1998.

          (h) Your voicemail and pager service will be continued and paid for by MBI through June 30, 1999. Further, you will be allowed to retain your MBI computer equipment (laptop, monitor and keyboard) and cellular phone.

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Mr. Gerard A. Wills
November 10, 1998
Page 3


          Representatives of Human Resources will be available to explain details of the above items.

     7.   STOCK OPTIONS.

          (a) CURRENT OPTIONS. You have been granted stock options as described in the attached schedule. As of November 10, 1998, MBI will accelerate the vesting of all unvested options. MBI will also extend the period of exercisability of those options to the maximum period available under our plans. (That is, the lapse dates in the charts, which are already at the maximum, will not be reduced on account of your ceasing to be an employee).

          (b) Until June 30, 1999 ("Reporting Period"), you will be under the same constraints imposed by MBI and securities laws on MBI vice presidents regarding the exercise of options and the purchase and sale of MBI shares. During the Reporting Period, you shall notify us of your intentions in this regard (including options exercises) and shall execute such forms, if any, as MBI and the U.S. securities laws require. If you wish, you may use the services of MBI's Finance Department to assist you in exercising your options and selling your shares during the Reporting Period. You acknowledge that taxes and commissions will be withheld from any profit you make on the sale of stock following exercise and sale during the Reporting Period. During the Reporting Period, you will be notified monthly, along with other MBI Section 16(b) reporting persons, as to the current trading status of MBI stock (i.e., "green light", "yellow light", or "red light"). At no time --- presently, or at any future time, during or after the Reporting Period --- may you trade on MBI material inside information.

          7. PLACEMENT. MBI will provide you with six (6) months' outplacement counseling and services through Lee Hecht Harrison starting January 4, 1999 and running through June 30, 1999.

          8. COOPERATION; NO RAIDING; NON-DISPARAGEMENT. You shall cooperate with MBI in any and all governmental and/or third party proceedings including, but not limited to, lawsuits and other disputes. Following your separation, such cooperation shall be at MBI's expense (except that MBI cannot pay for the content of sworn testimony). You shall keep MBI advised of contacts by governmental agencies and third parties, and shall reasonably cooperate with MBI in handling any response. At your request, MBI shall provide counsel to you, if the parties deem counsel necessary or desirable, in any such proceeding. You shall not voluntarily cooperate with, testify for, or otherwise assist parties adverse to MBI in a dispute, although you may respond to compulsory process (i.e., a valid subpoena).

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Mr. Gerard A. Wills
November 10, 1998
Page 4


               For a period of one (1) year following the Separation Date, you shall not contact persons employed by MBI at the time to recruit them for your business or any business by which you are employed or with which you are affiliated, or otherwise encourage them to leave MBI.

               You shall not materially disparage MBI, and MBI shall not materially disparage you, to any third parties.

          9. CONTACTS BY POTENTIAL EMPLOYERS. Potential employers contacting MBI will be told only that your separation was as the result of a reduction in force (layoff); your title; your dates of employment; and your final salary. MBI will provide you with positive references.

          10. EMPLOYMENT BY COMPETITORS. This Agreement does not limit your ability to work for competitors of MBI, provided that, for a period of one (1) year from the Separation Date, reasonably in advance of accepting any employment with the company, individual, or other entity engaged or planning to engage in the development, manufacture, or marketing of ultrasound contrast agents ("Competitor"), you shall notify the President or Chief Executive Officer of MBI. Prior to accepting any such employment, or promptly following your engagement in any consulting relationship with a Competitor, you shall give MBI the opportunity to discuss your plans with you in order to explore any possible problems or conflicts. While MBI shall not disparage you or attempt to dissuade any Competitor from employing or engaging you, you acknowledge that MBI may contact such Competitor informing it truthfully of your confidentiality obligations to MBI. MBI shall have no liability to you in the event of a decision by a Competitor not to employ or engage you following contact by MBI. Failure to provide this notice to MBI during this period shall be deemed a material breach of this Agreement. You remain bound by your confidentiality obligations to MBI even if you work for a Competitor.

          11. CONFIDENTIALITY. You will not remove any MBI information, documents, or other property from its premises, and you will return any MBI information currently in your possession or control off MBI's premises. In addition:

               (a) You acknowledge that in the course of your employment with MBI you have had and will have access to and familiarity with information of substantial value to MBI which is not old or generally known to the public and which gives MBI an advantage over its competitors who do not know or use it including, but not limited to, strategies, business plans, research, formulas and formulations, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and financial information, relating to the business, products, and practices of MBI (hereinafter referred to as "Confidential Informa-

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Mr. Gerard A. Wills
November 10, 1998
Page 5


                    tion"). You agree at all times following your termination to regard and preserve as confidential such Confidential Information, and to refrain from publishing or disclosing any part of such Confidential Information and from using it except on behalf of MBI. You further agree at all times to refrain from any other acts or omissions that would reduce the value of such Confidential Information to MBI and to take all reasonably necessary and desirable precautions to prevent such Confidential Information from being disseminated to any third parties.

               (b) You acknowledge that a breach of the terms of this paragraph would threaten MBI with immediate and irreparable harm not readily compensable in money damages, and that MBI would be entitled to injunctive and declaratory relief to stop or prevent any such breach.

               Nothing in this paragraph shall be construed to prevent you from using or disclosing your general knowledge of the imaging industry (as opposed to MBI-specific information) acquired at any time prior to or during the course of your employment.

          12. GENERAL RELEASE. In consideration for the payments and other consideration described in this Agreement, you hereby unconditionally, irrevocably, and absolutely release and discharge MBI, its employees, officers, directors, agents, stockholders, independent contractors, attorneys, consultants, predecessors, successors and assigns from any and all claims related in any way to any acts, transactions, or occurrences between you and MBI to date, including but not limited to all losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of, or in any way connected with, your employment with or termination from MBI. This includes, but is not limited to, any claim of employment discrimination arising under federal, state or local law, including the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the California Fair Employment and Housing Act, any other statutory cause of action, and any tort or contract claims.

          WAIVER OF ADDITIONAL CLAIMS. Section 1542 of the Civil Code of the State of California provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          You waive and relinquish any right or benefit which you may have under this section or any other provision of the statutory or nonstatutory law or any other jurisdiction to the full extent that you may lawfully waive all such rights and benefits. In connection with such

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Mr. Gerard A. Wills
November 10, 1998
Page 6


          waiver and relinquishment, you acknowledge that you are aware that you, your attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist, but that it is your intention thereby fully, finally, and forever to release all claims, disputes, and differences, known or unknown, suspected or unsuspected, which now exist, may exist, or have existed between the parties, their employees, agents, assigns, and other privies. Unless this provision shall have been procured by fraud, the releases given herein shall be effective regardless of the discovery or existence of any such claim or fact.

          13. ACKNOWLEDGEMENTS. You hereby further acknowledge and agree as follows:

               (a) NO PRE-EXISTING OBLIGATION. You acknowledge that but for the entry by you and MBI into this Agreement, you are not entitled to the additional payments and other consideration provided for in these agreements (with the exception of federal rights such as COBRA).

               (b) TIME FOR REVIEW; EFFECTIVE DATE. You acknowledge that you have been given twenty-one (21) days to consider the terms of this Agreement. In addition, both parties acknowledge that you may revoke your acceptance of this Agreement within seven (7) days following your signature (which may occur during the twenty-one (21) day period), and that at your option, you may elect not to use the full twenty-one (21) day period;

               (c) ADVICE OF COUNSEL AND OTHER PROFESSIONAL ADVISORS. You acknowledge that you have been advised in writing to consult with an attorney and an accountant or tax advisor before entering into these agreements. You acknowledge either that you have done so and received counseling to your satisfaction, or that you have declined to do so and voluntarily executed this Agreement without fraud or undue influence.

               (d) EFFECTIVE DATE. This Agreement shall not become effective or enforceable until seven (7) days after you sign this Agreement. In other words, you may revoke your acceptance of this Agreement within seven (7) days after you sign it. Your revocation must be in writing and received by Laura Gross within the seven (7) day period in order to be effective. If you do not revoke acceptance within the seven
                    (7) day period, Your acceptance of this Letter Agreement shall become binding and enforceable.

          14. CONSEQUENCES OF BREACH. If you breach this Agreement, MBI may terminate it, cease providing payments and benefits hereunder and recover all payments and benefits already paid, in addition to any other remedies it may have.

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Mr. Gerard A. Wills
November 10, 1998
Page 7


          15. OTHER MATTERS. You will receive materials prepared by Human Resources describing various rights and duties, including optional benefits, which will come into effect following your termination. You will also receive instruments as are customarily submitted to terminated employees. You will cooperate fully in these separation meetings and execute or complete such instruments at the time of your termination.

          16. PROHIBITION AGAINST ASSIGNMENT. You shall not assign this Agreement or any of the rights, interests and benefits hereunder. However, you may provide for the assignment, gift, bequest, or transfer of such benefits under this Agreement to your survivor(s), or to a trust for their benefit, on your death, or in the event that you suffer a major disability.

          17. ENTIRE AGREEMENT. This Agreement between the parties dated November 13, 1998, constitutes the entire agreement between the parties hereto and contains all of the agreements between the parties with respect to its subject matter. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to their subject matter.

          18. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, legal representatives, executors, administrators, and successors.

          19. GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of California irrespective of the fact that you may become a resident of a different state.

          20. AMENDMENT OF AGREEMENT. No change or modification of this Agreement shall be valid unless the same is in writing and signed by both parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

          21. SEVERABILITY. If any portion or portions of this Agreement shall be, for any reason, deemed to be invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

          22. HEADINGS. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

          23. WAIVER OF BREACH. The waiver by either of the parties hereto of any breach of any provision hereof shall not be construed to be a waiver of any succeeding breach of that provision or a waiver of any other provision of this Agreement.

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Mr. Gerard A. Wills
November 10, 1998
Page 8


          24. INDEMNIFICATION. With respect to any claim against you arising out of your work for MBI as an officer or employee, you shall have rights of indemnification against MBI under MBI's certificate of incorporation and bylaws equivalent to those of an MBI officer.


                                      * * * *

     If you are in agreement with these items, please execute the duplicate originals of this Agreement and return them to Laura Gross.

     Let me take this opportunity to thank you for your services to MBI over the past several years. We all wish you every success in your future endeavors.

                                       Sincerely,




                                       Bobba Venkatadri
                                       President and Chief Executive Officer

AGREED TO BY:



--------------------------------------
Gerard A. Wills

Date:
      --------------------------------




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Mr. Gerard A. Wills
November 10, 1998
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                                    ATTACHMENT